Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of August 19, 2016 between The ExOne Company, a Delaware corporation (the “Company”), and James L. McCarley (the “Executive”).

WHEREAS, the Board of Directors of the Company has determined to appoint the Executive to serve as the Chief Executive Officer of the Company, and the Executive has agreed to serve as the Chief Executive Officer of the Company, on the terms and conditions set forth in this Agreement.

In order to effect the foregoing, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, and (iii) an affiliate of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Base Salary” has the meaning set forth in Section 4.01.

“Cause” means (a) gross negligence in the performance of the Executive’s duties which results in material financial harm to the Company; (b) the Executive’s conviction of, or plea of guilty or nolo contendere to, (i) any felony, or (ii) any misdemeanor involving fraud, embezzlement or theft; (c) the Executive’s refusal to perform his duties and responsibilities with the Company, without the same being corrected within fifteen (15) days after being given written notice thereof; (d) the material breach by the Executive of any of the covenants contained in Articles 6 or 7 of this Agreement; (e) the Executive’s willful violation of any material provision of the Company‘s code of ethics and business conduct for executives and management employees; or (f) the Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. The Executive may be terminated for Cause hereunder only by majority vote of all members of the Board.

“COBRA” has the meaning set forth in Section 5.05.

“COBRA Continuation Period” has the meaning set forth in Section 5.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Date of Termination” has the meaning set forth in Section 5.07.

“Employment Period” has the meaning set forth in Section 2.01.

“Good Reason” means, without the Executive’s written consent, (a) the material diminution of the Executive’s duties or responsibilities, including the assignment of any duties and responsibilities materially inconsistent with his position; (b) a reduction in the Executive’s Base Salary below $375,000 per annum; or (c) any person, partnership, corporation or other legal entity acquires all or substantially all of the assets of the Company; provided that any acquisition of the assets relating to one business line of the Company will not be deemed to be an acquisition of substantially all of the assets of the Company for purposes of this definition of “Good Reason”. Notwithstanding the forgoing, in order for the Executive to terminate for Good Reason under clauses (a) and (b) above, (a) the Executive must give written notice of the event that constitutes Good Reason under clauses (a) and (b) above within sixty (60) days after such event occurs, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such act, (b) the event must remain uncorrected by the Company for thirty (30) days following such notice (the “Cure Period”), and

(C) such termination must occur within sixty (60) days after the expiration of the Cure Period. In addition, in order for the Executive to terminate for Good Reason under clause (c) above, the Executive must give written notice to the Company or any successor of the Company that assumes this Agreement in connection with the sale of all or substantially all of the assets of the Company within thirty (30) days after the consummation of such sale and such termination must occur within sixty (60) days after the date of the notice of termination.

“Notice of Termination” has the meaning set forth in Section 5.06.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

“Permanent Disability” means the Executive becomes permanently disabled within the meaning of the long term disability plan of the Company applicable to the Executive under circumstances whereby the Executive is entitled to receive immediate benefits thereunder.

“Reimbursable Expenses” has the meaning set forth in Section 4.05. In addition, any Reimbursable Expense shall be made only in accordance with the following conditions:

(a) The reimbursement of any eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and

(b) The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

“Release” has the meaning set forth in Section 5.02.

“Restricted Territory” means the counties, towns, cities, states or other political subdivisions of any country in which the Company or its Affiliates operates or does business.

“Start Date” has the meaning set forth in Section 2.01.

ARTICLE 2

EMPLOYMENT

SECTION 2.01. Employment. The Company shall employ the Executive, and the Executive shall serve the Company, as the Chief Executive Officer, upon the terms and conditions set forth in this Agreement for the period beginning August 19, 2016 (the date of the beginning of such period to be referred to herein as the “Start Date”) and ending as provided in Section 5.01 (the “Employment Period”).

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01. Position and Duties. During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company. In such capacity, the Executive shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board. During the Employment Period, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its subsidiaries. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other Person or organization, whether for compensation or otherwise, without the prior written consent of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from managing his personal investments or serving as a director of a not-for-profit organization, so long as such activities do not interfere with the Executive’s performance of his duties hereunder.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01. Base Salary. As of the Start Date, the Executive’s base salary will be $375,000 per annum (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll practices of the Company. Annually, during the Employment Period, the Compensation Committee of the Board of Directors shall review with the Executive his job performance and compensation, and if deemed appropriate by the Compensation Committee, in its discretion, the Executive’s Base Salary may be adjusted; such adjusted Base Salary shall become the new Base Salary.

SECTION 4.02. Bonuses. During the Employment Period, in addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on such terms established from time to time by the Board or the Compensation Committee of the Board, as applicable.

SECTION 4.03. Long Term Incentive Plans. During the Employment Period, the Executive shall be eligible to participate in any long term incentive compensation plan maintained by the Company on the terms established from time to time by the Board or the Compensation Committee of the Board, as applicable.

SECTION 4.04. Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit and fringe benefit plans and arrangements made available by the Company to its executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. The Executive will be entitled to a maximum of four (4) weeks of paid vacation annually during the Employment Period.

SECTION 4.05. Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company‘s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company‘s requirements with respect to reporting and documentation of expenses.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01. Term. The Employment Period will terminate on December 31, 2018.

SECTION 5.02. Termination for Good Reason or Without Cause. If the Employment Period shall be terminated prior to the end of the Employment Period (a) by the Executive for Good Reason, or (b) by the Company without Cause, provided the Executive has delivered a signed Release of claims reasonably satisfactory to the Company (the “Release”) to the Company pursuant to the notice provision of Section 10.07 within ninety (90) days of the Date of Termination and not revoked the Release within the seven-day revocation period provided for in the Release, the Executive shall be paid solely (i) Base Salary through the Date of Termination and any annual bonus awarded in accordance with the Company‘s bonus program but not yet paid; (ii) an amount equal to one (1) times the Base Salary (to be paid in twelve monthly installments following the Date of Termination); (iii) a pro-rata portion of the Executive’s bonus for the year of termination, calculated by reference to the number of days during the bonus year during which he was employed by the Company, as determined to be earned by the Compensation Committee of the Board, or the Board as applicable, pursuant to the applicable bonus plan; (iv) payment for all accrued, but unused, vacation time through the Date of Termination; (v) payment for reasonable outplacement assistance services actually incurred by the Executive associated with seeking another employment position within 12 months of the Date of Termination; and (vi) promptly following any such termination, the Executive shall be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination. The amounts described in clause (iv) above will be paid in a single lump sum within ten (10) days after the Date of Termination; provided, however, that no amount shall be paid until expiration of the 7-day statutory revocation period with respect to the release referred to in this Section 5.02 above. The amount described in clause (iii) shall be paid in accordance with the terms of the applicable bonus plan subject to the attainment of the performance goals applicable to such bonus award and will be paid in such form and at such time as bonuses for that year are paid to other executives of the Company as determined by the Compensation Committee or Board, as applicable. The amount described in clause (vi) shall be paid no later than the end of the calendar year following the year in which such expense is incurred by the Executive. The terms of all Company restricted stock units, stock options and other equity based awards will be as set forth in the applicable award agreements and medical benefits shall be as provided in Section 5.05 below. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder, except that severance benefits shall not be payable under any other plan or program. Notwithstanding the foregoing, if a termination of employment results in severance benefits being paid under any change in control agreement (or any successor thereto), no amounts or benefits will be paid to the Executive under this Section 5.02 or 5.05. The Executive further agrees that in the event that the Employment Period is terminated prior to the end of the Employment Period by the Executive under clause (c) under the definition of Good Reason, the Company may cease making payments under (ii) and (iii) above (and Executive will reimburse the Company for any payments made under (ii) and (iii) above with respect to such termination) in the event that the Executive accepts employment with the acquirer of all or substantially all of the assets of the Company prior to the end of the twelve month payment period during which payments under (ii) will be made.

SECTION 5.03. Termination Due to Death or Permanent Disability. If the Employment Period shall be terminated prior to the end of the Employment Period due to the Executive’s death or Permanent Disability, the Executive (or his heirs, estate or legal representative) shall be entitled solely to (i) Base Salary through the Date of Termination and any annual bonus awarded in accordance with the Company‘s bonus program but not yet paid; (ii) a pro-rata portion of the Executive’s bonus for the year of termination, calculated by reference to the number of days during the bonus year during which he was employed by the Company; (iii) payment for all accrued, but unused, vacation time through the Date of Termination; and (iv) promptly following any such termination, the Executive (or his heirs, estate of legal representative) shall be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination. The amounts described in clauses (i) and (iii) above will be paid in a single lump sum within ten (10) days after the Date of Termination. The amount described in clause (iii) shall be paid in accordance with the terms of the applicable bonus plan subject to the attainment of the performance goals applicable to such bonus award and will be paid in such form and at such time as bonuses for that year are paid to other executives of the Company as determined by the Compensation Committee or Board, as applicable. The terms of all Company restricted stock units, stock options and other equity based awards will be as set forth in the applicable award agreements, and the Executive’s entitlements under any other benefit plan or program shall be as determined thereunder.

SECTION 5.04. Termination for Cause or Other Than Good Reason. If the Employment Period shall be terminated prior to the end of the Employment Period (a) by the Company for Cause, or (b) by the Executive other than for Good Reason and not due to the Executive’s death or Permanent Disability, the Executive shall be entitled, within ten (10) days following the Date of Termination, to receive solely (i) the Base Salary through the Date of Termination; (ii) payment for all accrued, but unused, vacation time through the Date of Termination; and (iii) reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination. The Executive’s rights under any benefit plan or program shall be as set forth thereunder.

SECTION 5.05. Medical Benefits. If the Employment Period is terminated as a result of a termination of employment as specified in Section 5.02, the Executive and his dependents shall continue to receive his medical insurance benefits from the Company available through COBRA. If the Executive elects COBRA continuation coverage, the Executive shall continue to participate in all medical insurance plans he was participating on the Date of Termination, and the Company shall pay the applicable premium. To the extent that Executive had dependent coverage immediately prior to termination of employment, such continuation of benefits for Executive shall also cover Executive’s dependents for so long as Executive is receiving benefits under this paragraph and such dependents remain eligible. The COBRA Continuation Period for medical insurance under this paragraph shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the medical plan. For purposes of this Agreement, (a) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (b) “COBRA Continuation Period” shall mean the continuation period for medical insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the date of termination falls and generally shall continue for an 18-month period or until such time as the executive is employed, whichever is earlier.

SECTION 5.06. Notice of Termination. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive with or without Good Reason shall be communicated by written Notice of

Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

SECTION 5.07. Date of Termination. “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, the next business day after a Notice of Termination is given following the Permanent Disability; (b) if the Employment Period is terminated as a result of death, the date of death; and (c) if the Employment Period is terminated for any other reason, the later of the date the Notice of Termination is given or the end of any applicable correction period except as otherwise specifically provided herein.

SECTION 5.08. No Duty to Mitigate. The Executive shall have no duty to seek new employment or other duty to mitigate following a termination of employment as described in Section 5.02 above, and no compensation or benefits described in Section 5.02 shall be subject to reduction or offset on account of any subsequent compensation, other than as provided in Section 5.05. SECTION 5.09. Release. Notwithstanding any other provision hereof, the Executive shall not be required by the Release to release claims that the Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment, claims that arise after the effective date of the Release, any rights the Executive may have to enforce Sections 5.02 of this Agreement, and claims for which the Executive is entitled to be indemnified under the Company‘s charter, by-laws or under applicable law or pursuant to the Company’s directors’ and officer’s liability insurance policies.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01. Confidential Information and Trade Secrets. The Executive and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion credit and financial data, manufacturing processes, financial methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Executive will not at any time during or after the Executive’s employment with the Company disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any Person, other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets. The foregoing obligations imposed by this Section 6.01 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such information has become, through no fault of the Executive, generally known to the public, or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive agrees that upon termination of employment with the Company for any reason, the Executive will immediately return to the Company all memoranda, books, paper, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates. The Executive further agrees that the Executive will not retain or use for the Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

ARTICLE 7

NONCOMPETITION

SECTION 7.01. Noncompetition. (a) The Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that during the term of the Executive’s employment and for a period of one (1) year after the termination thereof:

(i) the Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any Restricted Territory;

(ii) the Executive will not perform or solicit the performance of services for any customer or client of the Company or any of its Affiliates;

(iii) the Executive will not directly or indirectly induce any employee of the Company or any of its Affiliates to (1) engage in any activity or conduct which is prohibited pursuant to this Section 7.01, or (2) terminate such employee’s employment with the Company or any of its Affiliates. Moreover, the Executive will not directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least twelve (12) months; and

(iv) the Executive will not directly or indirectly assist others in engaging in any of the activities which are prohibited under clauses (i)-(iii) of this Section 7.01(a) above.

Notwithstanding the foregoing, the Executive may serve as an advisor to any person or entity that is not directly engaged in a business which is in competition with any line of business conducted by the Company or any of its Affiliates after the Executive receives the Company’s written permission, which shall not be unreasonably withheld.

(b) The covenant contained in Section 7.01(a)(i) above is intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(c) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 7.01 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

ARTICLE 8

EQUITABLE RELIEF

SECTION 8.01. Equitable Relief. The Executive acknowledges that (a) the covenants contained in Sections 6.01 and 7.01 hereof are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01 or 7.01 hereof could cause irreparable harm to the Company for which it would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01 or 7.01 hereof, the Company shall be entitled as a matter of right to an injunction, without a requirement to post bond, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Executive or the Executive’s employees, partners or agents.

ARTICLE 9

INDEMNIFICATION

SECTION 9.01. (a) Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company‘s certificate of incorporation or bylaws, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.

(b) D&O Insurance. During the Employment Period, the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive to the same extent that the Company provides such coverage for any other officer or director of the Company and, after the expiration of the Employment Period, the Executive shall be entitled to such coverage to the same extent that the Company provides such coverage for any other current or former officer or director of the Company.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01. Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

SECTION 10.02. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties. Notwithstanding the foregoing or any provisions of this Agreement to the contrary, the Company may at any time, with the consent of the Executive, modify or amend any provision of this Agreement or take any other action, to the extent necessary or advisable to ensure that this Agreement complies with or is exempt from Section 409A of the Code and that any payments or benefits under this Agreement are not subject to interest and penalties under Section 409A of the Code.

SECTION 10.03. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION 10.04. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 10.05. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 10.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 10.07. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	The ExOne Company 127 Industry Boulevard Irwin, PA 15642 Attn: JoEllen Lyons Dillon Executive Vice-President, Chief Legal Officer and Corporate Secretary

Copies of notices to the Company shall also be sent to:

McGuireWoods LLP 625 Liberty Avenue, 23rd Floor Pittsburgh, PA 15222 Attn: Hannah Thompson Frank

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 10.08. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 10.09. No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 10.10. Entire Agreement. This Agreement and the offer letter dated August 17, 2016 from the Company to the Executive constitute the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

SECTION 10.11. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

SECTION 10.12. Survival. Sections 5.02, 5.03, 5.04, 5.05, 5.08, 6.01, 7.01, 8.01, 9.01 and Article 10 hereof will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period, and the Agreement shall otherwise remain in full force to the extent necessary to enforce any rights and obligations arising hereunder during the Employment Period.

SECTION 10.14. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF PENNSYLVANIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 10.15. Internal Revenue Code Section 409A.

(a) If any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

(b) For purposes of the Agreement, the Executive shall be considered to have experienced a termination of employment only if the Executive has terminated employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Executive has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.

(c) For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) the Employee’s termination date and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Executive shall have no right to designate the date of any payment under this Agreement.

(d) With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Code. The Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Executive ) if the Executive is a “specified employee” (as defined in Section 409A of the Code and determined in accordance with the procedures established by the Company). Any payment that would otherwise have been due or owing during such 6-month period will be paid immediately following the end of the 6-month period in the month following the month containing the 6-month anniversary of the date of termination.

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[Signature Page for James L. McCarley Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

The ExOne Company

By:	/s/ S. Kent Rockwell
S. Kent Rockwell Executive Chairman of the Board Dated: August 19, 2016

/s/ James L. McCarley
James L. McCarley Dated: August 19, 2016

Annex A

SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT

THIS SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made as of this              day of             ,             , by and between The ExOne Company, a Delaware corporation (the “Company”), and James L. McCarley (the “Executive”).

WHEREAS, the Executive formerly was employed by the Company as Chief Executive Officer;

WHEREAS, the Executive and Company entered into an Employment Agreement, dated                     , 2016, (the “Severance Agreement”) which provides for certain payments and benefits in the event that the Executive’s employment is terminated on account of a reason set forth in the Severance Agreement; and

WHEREAS, the Executive’s employment with the Company was terminated for reasons that qualify the Executive to receive certain payments and benefits, as set forth in Article 5 of the Severance Agreement, subject to, among other things, the Executive’s execution of this Release as defined therein.

NOW, THEREFORE, for and in consideration of the Company’s commitments in Article 5 of the Severance Agreement, and intending to be legally bound, the Executive and the Company hereby agree as follows:

1. (a) The Executive does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, as well as the current and former fiduciaries of any pension, welfare, or other benefit plans applicable to the employees or former employees of the Company, and the current and former welfare and other benefit plans sponsored by the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date the Executive signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Readjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) Although Paragraph 1(a) is intended to be a general release, it is understood and agreed that Paragraph 1(a) excludes claims related to the Executive’s right to receive the payments and benefits described in Article 5 of the Severance Agreement, as well as claims under any statute or common law that the Executive is legally barred from releasing, such as the Executive’s entitlement to vested pension benefits. Notwithstanding any other provision hereof, the Executive shall not release claims that the Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment, claims that arise after the effective date of the Release, any rights the Executive may have to enforce Sections 5.02 of the Severance Agreement, and claims for which the Executive is entitled to be indemnified under the Company‘s charter, by-laws or under applicable law or pursuant to the Company’s directors’ and officer’s liability insurance policies.

(c) Nothing herein is intended to or shall preclude the Executive from filing a charge with any appropriate federal, state or local government agency and/or cooperating with said agency in its investigation. The Executive, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against the Releasees, without regard as to who brought any said complaint or charge. Employee further agrees that to the extent any relief, including monetary relief, is awarded in any such proceeding, all amounts paid as consideration under Article 5 of the Severance Agreement shall be a setoff and credit against any such award to the fullest extent permitted by law.

(d) The Executive represents and agrees by signing below that the Executive has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for the Company, and has no known workplace injuries or occupational diseases.

(e) To the fullest extent permitted by law, the Executive represents and affirms that (i) [other than             ,] the Executive has not filed or caused to be filed on the Executive’s behalf any claim for relief against any Releasee and, to the best of the Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on the Executive’s behalf; and (ii) [other than             ,] the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. The Executive agrees to promptly dismiss with prejudice all claims for relief filed before the date the Executive signs this Agreement.

2. The Company does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Executive from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement, but only to the extent the Company knows or reasonably should know of such facts or occurrence and only to the extent such claim, demand or cause of action relates to a violation of applicable law or the performance of the Executive’s duties with the Company; provided, however, that this release of claims shall not in any case be effective with respect to any claim by the Company alleging a breach of the Executive’s obligations under this Agreement. [Note: The Company and the Executive may, but shall not be required to mutually agree on a case-by-case basis at the time of the signing of this release to include the foregoing provision, or a substantially similar provision, to this Agreement.]

3. The Executive further agrees and recognizes that the Executive’s employment relationship with the Company has been permanently severed, that the Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ the Executive in the future.

4. The Executive further agrees that the Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Releasees including, but not limited to, statements relating to the operation or management of the Company, the Executive’s employment and the termination of the Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5. The Executive acknowledges that if the Executive had not executed this Agreement containing a release of all claims, the Executive would not have been entitled to the payments and benefits set forth in Article 5 of the Severance Agreement.

6. This Agreement contains the entire agreement between the Company and the Executive relating to the subject matter hereof. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement. To the extent Employee has entered into other agreements with the Company that are not in conflict with this Agreement, including, but not limited to the Severance Agreement, the terms of this Agreement shall not supersede, but shall be in addition to such other agreements.

7. The Executive agrees not to disclose the terms of this Agreement or the Severance Agreement to anyone, except the Executive’s spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

8. The Executive represents that the Executive has returned to the Company and does not presently have in the Executive’s possession or control any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. In addition, the Executive has or will promptly return in good condition any other Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. At the Executive’s request, the Company will make reasonable arrangements to transfer cellular phone numbers and personal fax numbers to the Executive.

9. Nothing in this Agreement shall prohibit or restrict the Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

10. The parties agree and acknowledge that the agreement by the Company described herein, and the release of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.

11. The Executive agrees and recognizes that should the Executive breach any of the obligations or covenants set forth in Articles 6 and 7 of the Severance Agreement, the Company will have no further obligation to provide the Executive with the consideration set forth in Article 5 of the Severance Agreement, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Notwithstanding the foregoing, the Executive acknowledges that if the Executive breaches Articles 6 and 7 of the Severance Agreement, and if the Company terminates or recovers any of the payments or benefits provided under Article 5 of the Severance Agreement (as provided for in Articles 6 and 7 of the Severance Agreement), the release provided by Section 1 of this Agreement shall remain valid and enforceable.

12. The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

13. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

14. The Executive certifies and acknowledges as follows:

(a) That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Executive’s employment relationship with the Company and the termination of that employment relationship; and

(b) That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to him and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and

(c) That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d) That the Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e) That the Company has provided the Executive with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Agreement is satisfactory; and

(f) The Executive acknowledges that this Agreement may be revoked within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder or under Article 5 of the Severance Agreement.

Intending to be legally bound hereby, the Executive and the Company executed the foregoing Separation of Employment and General Release Agreement this              day of             ,             .

Witness:
Executive

[Insert Company Name]

By:	Witness:
Name:
Title: